================================================================================








                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                                October 15, 2002
                            (Date of report; date of
                            earliest event reported)



                         Commission file number: 1-3754


                      GENERAL MOTORS ACCEPTANCE CORPORATION
             (Exact name of registrant as specified in its charter)



                  Delaware                               38-0572512
        (State or other jurisdiction of                (I.R.S. Employer
        incorporation or organization)                Identification No.)


                             200 Renaissance Center
                         P.O. Box 200 Detroit, Michigan
                                   48265-2000
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (313) 556-5000
              (Registrant's telephone number, including area code)








================================================================================

ITEM 5.  OTHER EVENTS


                    GMAC THIRD QUARTER 2002 EARNINGS SUMMARY


General Motors Acceptance Corporation (GMAC) earned consolidated net income in the third quarter of 2002 of $476 million, up 9% from the third quarter earnings of $437 million reported a year ago. Net income for the first nine months of 2002 was $1,346 million, up $29 million from the $1,317 million reported in the same period a year ago, excluding the favorable $34 million one-time transition adjustment from the adoption of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended.

For the third quarter of 2002, net income from financing operations totaled $303 million, down 2% from the $310 million earned in same period of 2001. This decline in earnings reflects higher credit provisions which more than offset the positive impact of higher retail asset levels.

GMAC Insurance Holdings, Inc. generated net income of $20 million in the third quarter of 2002, down $29 million from the same period of 2001. The reduction in earnings reflects a write-down of certain investment securities primarily due to the prolonged decline in equity markets. This weak investment performance more than offset a continued improvement in underwriting results.

GMAC Mortgage Group, Inc. earned $153 million in the third quarter of 2002, up from the $78 million earned in the same period last year. The higher earnings reflect increased production volumes and higher servicing fees. The results also reflect an improvement in hedge performance related to mortgage servicing rights.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                     (Registrant)



Dated:        October 15, 2002       /s/   WILLIAM F. MUIR
              ----------------       -------------------------------------
                                     William F. Muir
                                     Executive Vice President,
                                     Chief Financial Officer and Director


Dated:        October 15, 2002       /s/   LINDA K. ZUKAUCKAS
              ----------------       ------------------------------------
                                     Linda K. Zukauckas
                                     Controller and Principal Accounting Officer